EXHIBIT 10.1

SUMMARY OF TIVO INC. FISCAL YEAR 2010

BONUS PLAN FOR EXECUTIVE OFFICERS.

Purpose:

The terms of the TiVo Inc. (the “Company”) Fiscal Year 2010 Bonus Plan for Executive Officers (the “Plan”) have been established to reward the Company’s executive officers for assisting the Company in achieving its operational goals through exemplary performance. Under the Plan, bonuses will be based on the achievement of specified corporate and departmental goals at end of fiscal year 2010, as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) and/or the Board of Directors (the “Board”).

Determination of Fiscal Year 2010 Bonuses:

Company executive officers will be eligible to receive targeted amounts of cash under the Plan. The amount of actual bonuses of cash will be based primarily on the achievement of objective Company performance goals and objective departmental performance goals and may be higher or lower than targeted amounts according to a pre-determined formula that will be applied by the Compensation Committee and the Board. Target cash bonuses for executive officers under the Plan for fiscal year 2010 will be 50% of the executive officers’ base salaries, other than the Company’s Chief Executive Officer, whose target is 80% of his base annual salary. For all executive officers (excluding our Chief Executive Officer, whose bonus will be based one hundred percent (100%) on corporate and other broad performance measures), actual cash bonuses will be based on thirty percent (30%) corporate performance and seventy percent (70%) departmental performance. All executive officers will also be eligible for an additional ten percent (10%) discretionary bonus based on the Compensation Committee or Board’s year end discretionary assessment of overall corporate performance, without regard to specific pre-determined targets relating to any specific business of the Company. Additionally, certain executives are eligible for an additional targeted bonus amount for achievement of certain key divisional goals. For all executive officers, the Company performance component of bonuses will be based on meeting certain goals with respect to the Company’s financial performance including growth in service and technology revenues, Adjusted EBITDA* performance and an end of fiscal year 2010 cash goal. In addition to those financial measures, our Chief Executive Officer’s bonus will also be based on meeting various objective Company performance goals relating to various corporate transactions, as well as the Board’s discretionary assessment of the Company’s overall strategic performance in the Company’s advertising, audience research and measurement and content businesses without regard to specific pre-determined targets in those areas. Other than with respect to our Chief Executive Officer, our executive officers’ bonuses will also be based on departmental performance goals (such as product innovation, achievement of milestone delivery dates, and product deployment and distribution goals) as determined by the Compensation Committee and/or the Board.

The Board and the Compensation Committee reserve the right to modify these goals, amounts and criteria at any time.

*	“Adjusted EBITDA” is defined as income before interest expense, provision for income taxes and depreciation, amortization, and stock-based compensation expense.